UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

RED ROCK PICTURES HOLDINGS, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-51601	98-0441032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6019 Olivas Park Drive, Suite B, Ventura, California	93003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 650-6749

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 12, 2010, Red Rock Pictures Holdings, Inc., (the “Company” or “Red Rock”) entered into an Infomercial Production and Distribution Agreement (the “Agreement’) with SLC Promotions, Inc., a California corporation (“SLC Promotions”), f/s/o Suzanne Somers (“Somers”) and SSP Group, Inc., a California corporation (“SSP Group”).

Pursuant to the Agreement, the Company and SSP Group directly or through their independent contractors, shall write, produce and edit an infomercial based on the book ANTI-AGING MIRACLES by Dr. James W. Forsythe (the “Book”), of which the Company owns all right, title and interest in. The infomercial will describe and promote the benefits to be derived from certain products as described in the Book.

Furthermore, SLC Promotions will furnish the services of Somers to appear as reasonably necessary subject to pre-existing commitments to provide services in connection with the infomercial of a type that are customarily provided by the host of an infomercial at such times and places mutually agreed to by SLC Promotions and the Company.

The Agreement gives the Company the right, subject to SLC Promotions written pre-approval, to use Somers, name, likeness, voice and image in connection with the infomercial and promotion of the products derived from the Book throughout the world and the Company’s channels of distribution.

The Net Sales (as defined in the Agreement) shall be distributed at such times and in such amounts as mutually agreed to by the Company and SLC Promotions. The Company shall be responsible for (a) all royalties payable to Dr. James W. Forsythe and Earlene M. Forsythe, and (b) all costs incurred in connection with producing the infomercial.

The foregoing description of the Infomercial Production and Distribution Agreement is qualified in its entirety by reference to the full text of the Infomercial Production and Distribution Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Infomercial Production and Distribution Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROCK PICTURES HOLDINGS, INC.

Dated: November 17, 2010	By:	/s/ Reno R. Rolle
Name: Reno R. Rolle
Title: Chief Executive Officer